Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of October 22, 2007, by and between IA Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”) and LINC Media, Inc. (the “Seller”), a corporation organized and existing under the laws of Japan.

P r e l i m i n a r y S t a t e m e n t s

A.        Seller is engaged in the business of providing large-scale personnel outsourcing services, particularly Help Desk Engineers, Systems Administrators, and Network Engineers on long- and short-term project-based contracts to an extensive client base that includes a number of large multinational companies in its IT Outsourcing Business Division (the “Outsourcing Business”);

B.        On the terms and subject to the conditions contained in this Agreement, Seller desires to sell, transfer, and assign to the Company, and the Company desires to purchase and acquire from Seller, all of the Purchased Assets, and Seller desires to transfer to the Company, and the Company is willing to accept from Seller, the Assumed Liabilities (as such capitalized terms are defined herein), all as more fully set forth herein; and

C.        It is the intention of the parties that the Outsourcing Business shall, effective as of the Closing (as defined in Section 1.5 hereof), be conducted by the Company.

NOW, THEREFORE, for and in consideration of the premises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do covenant, agree, represent, warrant, and stipulate as follows:

AGREEMENT

1.1      Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall purchase and acquire from Seller, and Seller shall sell, assign and transfer to the Company, free and clear of all liens, all of the following assets of the Outsourcing Business (collectively, the “Purchased Assets”).

(a)       Contracts. All customer contracts and other agreements of Seller, or any portions thereof, arising out of, relating to or entered into in connection with the operation of the Outsourcing Business as of the Closing, except as disclosed in Exhibit D hereto, as set forth on Section 1.1(a) of the Outsourcing Business Disclosure Schedule (as defined in Article II), other than the Excluded Contracts (as defined in Section 1.2(c)) (the “Assumed Contracts”);

(b)       Accounts Receivable. All accounts receivable of the outsourcing Business accrued after the Closing;

(c)       Books and Records. All books and records, files and papers, including personnel files, pricing and information manuals, sales literature or other sales aids, computer data in the form it exists prior to the Closing and customer lists, relating to the Outsourcing Business (collectively, the “Records”). The Records shall remain at Seller’s offices until one year after Closing; and

(d)       Other Assets. All other assets or rights of Seller used in or relating to the Outsourcing Business, as set forth on Section 1.1(d) of the Outsourcing Business Disclosure Schedule.

1.2      Excluded Assets. Notwithstanding anything to the contrary provided for in this Agreement, the Purchased Assets shall in no event include the following assets (collectively, the “Excluded Assets”):

(a)       All accounts receivable of the Outsourcing Business accrued prior to the Closing;

(b)       All books and records of Seller that are not related to the Purchased Assets, the Outsourcing Business or the Assumed Liabilities (as defined in Section 1.4(a)); and

(c)       The contracts listed on Section 1.2(c) of the Outsourcing Business Disclosure Schedule (the “Excluded Contracts”).

1.3      Purchase Price. The purchase price payable by the Company for the Purchased Assets (the “Purchase Price”) shall consist of:

(a)       cash in the amount of $80,000, payable on the Closing Date;

(b)       notes totaling $2,120,000, in the form attached hereto as Exhibits A (“Promissory Notes”) to be delivered on the Closing Date; and

Further, up to 5,394,736 shares of the Company’s common stock, par value US$.001 per share (the “IAO Common Stock”) may be separately earned by Seller, paid pursuant to the Performance Agreement, in the form attached hereto as Exhibit B (“Performance Agreement”).

1.4      Assumption of Liabilities by the Company.

(a)       The Company shall assume at the Closing and agrees to pay, perform, or otherwise discharge, as and when the same shall become due and payable, only the following liabilities of Seller and only to the extent that they arise from or relate to the operation of the Outsourcing Business or the ownership, possession or use of the Purchased Assets (the “Assumed Liabilities”):

i.          all accounts payable incurred after the Closing; and

ii.         all liabilities that arise from the ownership, possession or operation of the Outsourcing Business or the Purchased Assets after the Closing.

(b)       The Company shall not assume or be liable for any liabilities of Seller other than the Assumed Liabilities (for which the Company shall be liable). Liabilities not assumed by the Company hereunder are referred to as the “Retained Liabilities” and include without limitation the following:

i.          all accounts payable incurred prior to the Closing;

ii.         any wages, salary, severance, bonuses commissions, vacation or holiday pay, fringe benefits, any duties, obligations or liabilities arising under any employee benefit plan relating to employees or other amounts due to any employees of the Outsourcing Business prior to Closing. Seller agrees to pay to the Company such expenses incurred prior to Closing but to be paid after closing:

iii.        any liabilities for taxes incurred with respect to any taxable year ending on or before the Closing Date or any portion thereof. Seller agrees to pay to the Company such expenses, including consumption tax and income taxes incurred prior to closing but to be paid after closing;

iv.        any liabilities arising from any breach of any agreement or contract prior to the Closing;

v.         any liabilities related to monies borrowed or guarantees entered into prior to the Closing Date;

vi.        any liabilities related to the premises in which the Outsourcing Business operated; and

vii.       any liabilities or obligations (whether fixed, contingent, or otherwise) under or relating to any of the Excluded Assets.

Seller shall remain liable for all Retained Liabilities and shall pay or discharge, as and when the same become due and payable, the Retained Liabilities.

1.5      The Closing. Consummation of the transactions contemplated by this Article I (the “Closing”) shall occur on October 31, 2007, or at such other time and on such other date as the Company and Seller may mutually determine (the “Closing Date”).

1.6      Other Transactions and Agreements. At the Closing, the Company and Seller shall execute and deliver the Performance Agreement and an assignment and assumption agreement and bill of sale in the form attached hereto as Exhibit C (the

“Assignment and Assumption Agreement”) providing for the conveyance of the Purchased Assets and the assignment and assumption of liabilities to the Company.

1.7	Break-up Penalty.

(a)       In the event the Company does not meet the amounts due under the Promissory Note on November 30, 2007 and February 29, 2008 (“Break-up”), (i) the Company shall deliver a notice to Seller regarding the Break-up (the “Notice”); (ii) Seller shall automatically resume ownership of the Purchased Assets (and any new business developed relating to the Outsourcing Business) after the expiration of a ten (10) day cure period; and (iii) Seller shall retain the cash amount of US$80,000; and (v) there shall be no further obligations of the parties.

(b)       In the event the Break-up occurs after the November 30, 2007 payment, Seller shall also return the US$720,000 without interest to the Company, within fifteen (15) days of the Notice.

1.8	Profit Guarantee.

The Purchase Price shall be subject to adjustment after the Closing Date as set forth in this Section 1.8.

(a)       By no later than November 10, 2008, the Company shall prepare, and the Company shall deliver to Seller: (i) the following unaudited combined financial statements of the Outsourcing Business (collectively, the “Unaudited Financial Statements”): a balance sheet as of September 30, 2008, and statement of operations for the twelve month period ended as of September 30, 2008 (the “Current Fiscal Period”); and (ii) the Company’s calculation of the net profits of the Outsourcing Business for the Current Fiscal Period, which shall be derived from the unaudited combined statement of operations included in the Unaudited Financial Statements (the “Net Profit Calculation”). The Unaudited Financial Statements shall in all material respects present fairly the financial position and results of operations of the Outsourcing Business as of and for the dates and periods presented therein and shall have been prepared in conformity with Japanese GAAP as historically applied the twelve (12) months prior to Closing by Seller. The Unaudited Financial Statements and Net Profit Calculation shall be deemed accepted by Seller upon the earliest of (i) notification in writing by Seller to the Company of such acceptance, (ii) the twentieth business day after the Company’s delivery of the Unaudited Financial Statements and Net Profit Calculation to Seller if Seller has not delivered to the Company a Dispute Notice pursuant to Section 1.8(b), or (iii)  the date of the final resolution of all disputes reflected in any Dispute Notice pursuant to this Section 1.8 (“Acceptance Date”). The Net Profit Calculation shall be calculated based on net income before income tax as calculated on a Japanese GAAP basis but free of any expenses or income booked by the Company, including management service fees, and US GAAP entries for revenue or amortization of intangible assets. The Parties agree that the financial targets table attached as Exhibit F “Business Objectives Table” hereto fairly establishes expectations of the upper amount of costs to be applied to the income in the calculation of the Net Profit. For elimination of doubt, Net Profit is referred to in Exhibit F as “Income (loss) before income taxes.”

(b)       In the event that Seller disagrees or otherwise disputes any calculation or determination made regarding the Unaudited Financial Statements or the Net Profit Calculation, Seller shall notify the Company in writing (a “Dispute Notice”) on or before the twentieth business day after the Company’s delivery of the Unaudited Financial Statements and Net Profit Calculation to Seller. The Dispute Notice shall contain a description of each disputed item, setting forth, in reasonable detail, the basis for and amount of such dispute. In the event of such a dispute, the Company and Seller, together with their respective outside Japanese registered public accounting firms, shall in good faith attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Company and Seller are unable to resolve any such dispute within twenty business days after receipt by the Company of a Dispute Notice, the Company and Seller shall submit the remaining disputed items to a nationally recognized firm of public accountants selected jointly by the Company and Seller (any such accounting firm being referred to herein as the “Accounting Firm”). The Company and Seller shall submit their positions on the amounts in dispute to the Accounting Firm within ten calendar days of its selection, and the Accounting Firm shall, within thirty calendar days after such submission, determine and report to Seller and the Company its resolution of the remaining disputed items. The calculations and related determinations of the Accounting Firm, the final Unaudited Financial Statements of the Outsourcing Business for the Current Fiscal Period reflecting the determination by the Accounting Firm of the Net Profit Calculation for the Current Fiscal Period shall be final and binding upon the parties.

(c)       If the Net Profit Calculation for the Current Fiscal Period as finally determined under this Section 1.8 (the “Fiscal Period Net Profit”) is less than JPY 76,950,000, there shall be a post-closing adjustment to the Purchase Price (the “Purchase Price Adjustment”) equal to the difference between JPY 76,950,000 and the Fiscal Period Net Profit. Such Purchase Price Adjustment shall be paid by Seller to the Company in cash within five days of Acceptance Date.

(d)       The Company and Seller each shall pay 50% of the fees and disbursements for an Accounting Firm approved by the Company and Seller relating solely to the services contemplated by Section 1.8(b) hereof.

2.	REPRESENTATION AND WARRANTIES OF SELLER

Except as set forth on the Outsourcing Business Disclosure Schedule attached hereto as Exhibit D (the “Outsourcing Business Disclosure Schedule”), Seller represents and warrants to the Company as follows:

2.1      Organization, Execution and Delivery; Valid and Binding Agreements. Seller has duly executed and delivered this Agreement and, assuming that this Agreement is the legal, valid and binding agreement of the Company, this

Agreement constitutes the valid and binding obligations of Seller, enforceable against each such party, in accordance with its terms.

2.2      Authority; No Breach or Conflicts. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder (including all right, power, capacity and authority to sell, transfer, and convey the Purchased Assets). The execution, delivery and performance by Seller of this Agreement and the agreements provided for herein, and the consummation by Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, directly or indirectly contravene, conflict or result in a violation of any provision of Seller’s organizational or formation documents.

2.3      Corporate Matters. Seller (i) is a corporation, duly registered, validly existing, and in good standing under the laws of its jurisdiction of organization; and (ii) has full power and authority to carry on the businesses in which it is engaged, and to own and use the properties owned and used by it.

2.4      Financial Statements. Section 2.4 of the Outsourcing Business Disclosure Schedule sets forth true, correct and complete copies of (i) the unaudited balance sheet of Outsourcing Business as of March 31, 2007 and the related statements of income for the year ended March 31, 2007 (“March 31, 2007 Financial Statements”); (ii) the unaudited balance sheet of Outsourcing Business as of June 30, 2007 and the related statements of income for the periods ended June 30, 2007, together with the March 31, 2007 Financial Statements, the “Outsourcing Business Financial Statements”). The Outsourcing Business Financial Statements present fairly the financial position of Outsourcing Business as of the dates thereof and its results of operations for the periods covered thereby and, except as set forth on Section 2.4 of the Outsourcing Business Disclosure Schedule, the Outsourcing Business Financial Statements have been prepared in all material respects in accordance with GAAP as adopted and in effect within Japan consistently applied. Except as set forth in the Outsourcing Business Financial Statements or Section 2.4 of the Outsourcing Business Disclosure Schedule, (i) the Outsourcing Business has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business, and (b) under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Outsourcing Business Financial Statements; (ii) there has been no material adverse change in the assets, business, liabilities, properties, prospects, condition (financial or otherwise) or results of operations of Outsourcing Business; (iii) neither the business, condition or operations of Outsourcing Business or any of its properties or assets have been materially or adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iv) Seller has not entered into any material transaction outside of the Outsourcing Business’ ordinary course of business.

2.5      Due Diligence Information. The due diligence information presented to the Company by Seller in connection with the Company’s due diligence investigation of the Outsourcing Business, including the representations, warranties and covenants of

Seller in this Agreement, is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

2.6      Litigation; Compliance with Law. There is no (i) action, suit, claim, proceeding or investigation pending or, to the best of Seller’s knowledge, threatened against or affecting the Outsourcing Business, at law or in equity, or before or by any municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) arbitration proceeding relating to the Outsourcing Business pending under collective bargaining agreements or otherwise; or (iii) governmental inquiry pending or, to the best of Seller’s knowledge, threatened against or affecting the Outsourcing Business (including, without limitation, any inquiry as to the qualification of Seller relating to the Outsourcing Business to hold or receive any license or permit), and, to the best of Seller’s knowledge, there is no reasonable basis for any of the foregoing. Seller is not in default with respect to any governmental order, writ, judgment, injunction or decree known to or served upon the Outsourcing Business of any court or of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by Seller relating to the Outsourcing Business, pending or threatened against others. Seller’s Outsourcing Business has complied in all respects with all laws, rules, regulations and orders applicable to businesses, operations, properties, assets, products and services, and Seller has all necessary permits, licenses and other authorizations required to conduct the Outsourcing Business as conducted and as proposed to be conducted, except to the extent failure to comply or obtain any such permits, licenses or authorizations will not have a material adverse effect. There is no existing law, rule, regulation or order, and Seller is not aware of any proposed law, rule, regulation or order, which would prohibit or materially restrict the Outsourcing Business from, or otherwise materially and adversely affect the Outsourcing Business in conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

2.7      Proprietary Information of Third Parties. No third party has claimed or has reason to claim that any person employed by Seller relating to the Outsourcing Business or affiliated with Outsourcing Business has (a) violated or may be violating to any material extent any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, or has requested information from Seller that suggests that such a claim might be contemplated. To the best of Seller’s knowledge, no person employed by Seller affiliated with Outsourcing Business has improperly utilized or proposes to improperly utilize any trade secret or any information or documentation proprietary to any former employer, and to the best of Seller’s knowledge, no person employed by Seller affiliated with Outsourcing Business has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of Outsourcing Business, and Seller has no reason to believe there will be any such employment or violation. To the best of Seller’s knowledge, none of the execution or delivery of this Agreement and the other related agreements and documents executed in connection herewith, or the conduct or proposed conduct of the business of Outsourcing Business, will materially conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default under any contract, covenant or instrument under which any such person is obligated.

2.8      Title to Assets. Seller has valid and marketable title to all of the Purchase Assets free of any liens charges or encumbrances of any kind whatsoever, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair Seller’s ownership or use of such property or assets of the Outsourcing Business. Seller does not own any real property relating to the Outsourcing Business. Seller is in compliance in all material respects under all leases for property and assets relating to the Outsourcing Business under which it is operating, and all said leases are valid and subsisting and are in full force and effect. Other than the Excluded Assets, there are no assets that are material to the operation of the Business as conducted by Seller that are not included within the Purchased Assets.

2.9      Intellectual Property Assets. Section 2.9 to the Outsourcing Business Disclosure Schedule sets forth all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names or copyrights, intellectual property as specified in Excluded Contracts and other intellectual property rights and similar rights necessary or material for use in connection with the Outsourcing Business (collectively, “Outsourcing Business Intellectual Property”). The Outsourcing Business Intellectual Property is sufficient to permit Seller to conduct the Outsourcing Business as presently conducted, without any conflict with or infringement of the rights of others, and as proposed to be conducted, and, except as disclosed in Section 2.9 to the Outsourcing Business Disclosure Schedule, no claim is pending or, to the best of Seller’s knowledge, threatened to the effect that the operations of Outsourcing Business, infringe upon or conflict with the asserted rights of any other person under any Outsourcing Business Intellectual Property, and, to the best of Seller’s knowledge, there is no basis for any such claim (whether or not pending or threatened). Except as disclosed in Section 2.9 to the Outsourcing Business Disclosure Schedule, no claim is pending or, to the best of Seller’s knowledge, threatened to the effect that any such Outsourcing Business Intellectual Property owned or licensed by Seller, or which Seller otherwise has the right to use, is invalid or unenforceable by Seller, and, to the best of Seller’s knowledge, there is no basis for any such claim (whether or not pending or threatened). To the best of Seller’s knowledge, all material technical information developed by and belonging to Seller relating to the Outsourcing Business that has not been patented has been kept confidential. Seller has not granted or assigned to any other person or entity any right to manufacture, have manufactured or assemble the products or proposed products or to provide the services or proposed services of Outsourcing Business. Seller has no material obligation to compensate any person for the use of any Outsourcing Business Intellectual Property nor has Seller

granted to any person any license or other rights to use in any manner any Outsourcing Business Intellectual Property.

2.10    Assumptions, Guaranties, etc., of Indebtedness of Other Persons. Except as disclosed in Section 2.10 of the Outsourcing Business Disclosure Schedule, Seller has not, relating to the Outsourcing Business, assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any material amount of indebtedness of any other person (including, without limitation, any liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

2.11    No Brokers or Finders. Except as disclosed, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon Seller or Outsourcing Business for any commission, fee or other compensation as a finder or broker arising out of the transactions contemplated by this Agreement. Seller shall pay a fee of 5% of $110,000. Seller shall be solely liable for payment of Fee to Japan Inc., an affiliate, based on the original preparation for sale and earlier approaches to potential buyers, before the IA Global discussion.

2.12    No Material Adverse Change. Since the respective dates as of which information was given in this Agreement or the Outsourcing Business Disclosure Schedules, except as otherwise stated therein: (i) there has been no material adverse change in the financial condition, or in the results of operations, affairs or prospects of Outsourcing Business, whether or not arising in the ordinary course of business; and (ii) there have been no transactions entered into by Outsourcing Business, other than those in the ordinary course of business, which are material to Outsourcing Business.

2.13    Material Contract Defaults. Seller is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the Outsourcing Business’ operations, properties, assets, or financial condition, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment with respect to the Outsourcing Business that Seller has not taken adequate steps to prevent such a default from occurring.

2.14    Government Authorizations. Seller has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct the Outsourcing Business in all material respects as conducted on the date of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

2.15    Tax Matters. Seller has properly and timely filed all federal, state, local and foreign tax returns and tax reports required to be filed by it related to the operation of the Outsourcing Business, all such returns and reports are true, correct and complete, and all taxes, assessments, fees and other governmental charges due from Seller, has been fully paid or, if not yet due, will be timely paid. No audit of Seller relating to the Outsourcing Business has been conducted by any taxing authority within the last five years or otherwise with respect to any tax year for which assessment is not barred by any applicable statute of limitations, and Seller has not received notice of any such audit or assessment.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth on the IAO Disclosure Schedule attached hereto as Exhibit E (the “IAO Disclosure Schedule”), the Company hereby represents and warrants to Seller as follows:

3.1      Organization, Execution and Delivery; Valid and Binding Agreements. The Company is an organization that is validly existing and in good standing under the laws of the State of Delaware. The Company has duly executed and delivered this Agreement and, assuming that this Agreement is the legal, valid and binding agreement of Seller, this Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms.

3.2      Authority; No Breach or Conflicts. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, directly or indirectly contravene, conflict or result in a violation of any provision of the Company’s organizational documents.

3.3      The Company Reports; Financial Statements.

(a)       The Company has made available to Seller each registration statement, report, proxy statement or information statement prepared by it since December 31, 2006 (the “Audit Date”) and filed with the US Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, each in the form (including exhibits, annexes and any amendments thereto) as filed with the SEC. The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since the Audit Date (the forms, statements, reports and documents filed or furnished with the SEC since the Audit Date and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Reports”). Except as set forth on Section 3.3 of the IAO Disclosure Schedule, each of the Reports, at the time of its filing, complied or will comply in all material respects with the applicable requirements of the Securities and Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations thereunder and complied in all material respects with then applicable accounting standards. As of its respective dates (or, if amended, as of the date of such amendment), the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)       Each of the consolidated balance sheets included in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Reports (including any related notes and schedules) fairly presents, or in the case of Reports filed after the date hereof, will fairly present, the net income, total shareholders’ equity and net increase in cash and cash equivalents, as the case may be, of the Company and its respective subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

3.4      Due Diligence Information. The due diligence information presented to Seller by the Company in connection with its due diligence investigation of the Company is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

3.5      Litigation; Compliance with Law. Except as disclosed, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against or affecting the Company, at law or in equity, or before or by any municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise; or (iii) governmental inquiry pending or, to the best of the Company’s knowledge, threatened against or affecting the Company (including, without limitation, any inquiry as to the qualification of the Company to hold or receive any license or permit), and, to the best of the Company’s knowledge, there is no reasonable basis for any of the foregoing. The Company is not in default with respect to any governmental order, writ, judgment, injunction or decree known to or served upon the Company of any court or of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company pending or threatened against others. The Company has complied in all respects with all laws, rules, regulations and orders applicable to its businesses, operations, properties, assets, products and services, and the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, except to the extent failure to comply or obtain any such permits, licenses or authorizations will not have a material adverse effect. There is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, which would prohibit or materially restrict the Company from, or otherwise materially and adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business. The Company has or will obtain a haken permit.

3.6      Proprietary Information of Third Parties. No third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (a) violated or may be violating to any material extent any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, or has requested information from the Company that suggests that such a claim might be contemplated. To the best of the Company’s knowledge, no person employed by or affiliated with the Company has improperly utilized or proposes to improperly utilize any trade secret or any information or documentation proprietary to any former employer, and to the best of the Company’s knowledge, no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. To the best of the Company’s knowledge, none of the execution or delivery of this Agreement and the other related agreements and documents executed in connection herewith, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will materially conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default under any contract, covenant or instrument under which any such person is obligated.

3.7      Title to Assets. The Company has valid and marketable title to all of its assets now carried on its books including those reflected in the most recent balance sheet of the Company which forms a part of the Reports, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any liens charges or encumbrances of any kind whatsoever, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. The Company does not own any real property. The Company is in compliance in all material respects under all leases for property and assets under which it is operating, and all said leases are valid and subsisting and are in full force and effect.

3.8      Intellectual Property Assets. The Company has, or has right to use all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names or copyrights, any applications for such which are in the process of being prepared and other intellectual property rights and similar rights necessary or material for use in connection with its business (collectively, “IAO Intellectual Property”). The Company owns or possesses adequate licenses or other rights to use all IAO Intellectual Property necessary or material to the conduct of its business as conducted, without any conflict with or infringement of the rights of others, and as proposed to be conducted, and, except as disclosed in Section 3.8 to the Disclosure Schedule, no claim is pending or, to the best of the Company’s knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any IAO Intellectual Property, and, to the best of the Company’s knowledge, there is no basis for any such claim (whether or not pending or threatened). Except as disclosed in Section 3.8 to the Disclosure Schedule, no claim is pending or, to the best of the Company’s knowledge, threatened to the effect that any such IAO Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and, to the best of the Company’s knowledge, there is no basis for any such claim (whether or not pending or threatened). To the best of the Company’s knowledge, all material technical information developed by and belonging to the Company that has not been patented has been kept confidential. The Company has not granted or assigned to any other person or entity any right to manufacture, have manufactured or assemble the products or proposed products or to provide the services or proposed services of the Company. The Company has no material obligation to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license or other rights to use in any manner any IAO Intellectual Property.

3.9      Assumptions, Guaranties, etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any material amount of indebtedness of any other person (including, without limitation, any liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

3.10    No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker arising out of the transactions contemplated by this Agreement.

3.11    No Material Adverse Change. Since the respective dates as of which information was given in this Agreement or the Disclosure Schedules, except as otherwise stated therein: (i) there has been no material adverse change in the financial condition, or in the results of operations, affairs or prospects of the Company, whether or not arising in the ordinary course of business; and (ii) there have been no transactions entered into by the Company, other than those in the ordinary course of business, which are material to the Company.

3.12    Material Contract Defaults. The Company is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or financial condition of either of them, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which the Company has not taken adequate steps to prevent such a default from occurring.

3.13    Government Authorizations. The Company has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their business in all material respects as conducted on the date of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

3.14    Financing. The Company has cash, available lines of credit or other sources of funds to enable it to fulfill its obligations hereunder and to make payment of amounts to be paid by it hereunder on and after the Closing.

4.	CONTINUING COVENANTS

From and after the execution and delivery of this Agreement, the parties agree as follows:

4.1      Notice of Developments. Each party will give prompt written notice to the other party of any material adverse development causing a breach or likely breach of any of its covenants in this Agreement.

4.2      Employees.

(a)       Seller represents and warrants the current CEO, Terrie Lloyd, of the Outsourcing Business shall continue working for the Outsourcing Business for one year following the Closing Date and shall not be compensated for his services during this period.

(b)       The parties acknowledge and agree that the Company has no obligation to offer employment to any employee of Seller and that Seller shall pay all severance payment obligations or offer alternative employment to any of its employees to any of its employees that arise from the transactions contemplated hereby or the fact that such employee is not hired by The Company after the Closing. Notwithstanding the foregoing, The Company intends to evaluate the skills and qualifications of Seller’s employees and to consider extending offers of employment to any of such employees that The Company in its sole discretion determines.

(c)       Seller shall be responsible for all life insurance, medical, dental, disability, and other welfare benefit or similar claims incurred by employees of the Business who are hired by The Company or any of their covered dependents prior to the Closing Date under the applicable plans. For the purposes of this Section, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when death occurs; in the case of disability benefits, when the disability occurs; and in the case of a hospital stay, when the employee or covered dependent first enters the hospital. This Section shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

4.3      Noncompetition.

(a)       Seller hereby expressly acknowledges, and represents and warrants to the Company, that it has agreed to be bound by the provisions of this Section 4.3: (i) to induce the Company to consummate the transactions contemplated by this Agreement, (ii) with the intention of causing the effective preservation of the goodwill of the Outsourcing Business unimpaired, and (iii) to provide assurance to the Company that Seller shall take no action that could frustrate or interfere with such preservation or otherwise impair such goodwill. Without limiting the generality of the foregoing or any other provision of this Agreement, it is the intention of the parties hereto that the covenants set forth in this Section 4.3 shall be enforceable and enforced to the fullest extent permissible under applicable laws.

(b)       Seller hereby covenants and agrees with the Company that, for the Non-Compete Period (as defined below), Seller shall not do the following, directly or indirectly, acting alone or as a member of a partnership or other business entity or as a holder of any security of any class (provided, however, that nothing herein shall prohibit Seller from holding less than one percent (1%) of the outstanding amount of any publicly traded security):

i.          engage in any competitive business of the Outsourcing Business in any country in which Seller currently conducts or contemplates conducting any business, other than the overlap from Seller’s other IT-related businesses (hereinafter “Allowed Businesses);

ii.         request, induce or attempt to influence any person who is or was a customer or client of the Outsourcing Business to limit, curtail or cancel its business with the Outsourcing Business, nor to personally solicit, other than for the purposes of the Allowed Businesses, the business of any person who is or was a customer or client of the Outsourcing Business for a competitive business; or

iii.        request, induce or attempt to influence any current or future officer, director, manager, employee, consultant, agent or representative of the Outsourcing Business to (i) terminate his, her or its employment or business relationship with the Outsourcing Business, or (ii) commit any act that, if committed by Seller would constitute a breach of any provision of this Section 4.3.

For the purposes of this Section 4.3, the “Non-Compete Period” means the period ending on the third (3rd) anniversary of the Closing Date; provided, however, that such period will be extended by and for the duration of any period of time during which such Seller is in violation of any provision of this Section 4.3.

(c)        Seller agrees that the Company has no adequate remedy at law for any breach or threatened or attempted breach by it of the covenants and agreements set forth in this Section 4.3 hereof and, accordingly, Seller also agrees that the Company may, in addition to the other remedies that may be available to it under this Agreement or at law, commence proceedings in equity for an injunction temporarily or permanently enjoining Seller from breaching or threatening or attempting any such breach of such covenants and agreements, seeking specific performance, or seeking any other remedy available in equity, and for purposes of any such proceeding in equity, it shall be presumed that the remedies at law available to the Company would be inadequate and that it would suffer irreparable harm as a result of the violation of any provision hereof by Seller. The prevailing party or parties in any proceeding in equity or at law commenced in respect of this Section 4.3 shall be entitled to recover from the other party or parties to such proceeding all reasonable fees, costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with such proceeding and any appeals therefrom.

(d)        Seller agrees that the scope and duration of the covenants set forth in this Section 4.6 are reasonable. Notwithstanding the foregoing, Seller agrees that if the scope of the covenant set forth in this Section 4.3 is deemed by any court to be overly broad, the court may reduce the scope thereof to that which it deems reasonable under the circumstances; provided, however, that as set forth above, it is the intention of the parties that such covenant be enforced and enforceable to the fullest extent permissible under applicable law. If any one or more provisions of this Section 4.3 shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 4.3.

(e)        Seller agrees that the covenants and agreements of Seller set forth in this Section 4.3 are independent of all other covenants, representations, warranties and agreements of the parties set forth in this Agreement.

4.4      Nondisclosure of Proprietary Data.

(a)       After the Closing, Seller shall not, and shall use its commercially reasonable efforts to cause its officers, directors, employees, and representatives (“Representatives”) not to, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any intellectual or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Outsourcing Business that Seller or any Representative may have learned as an employee, officer, director, manager, member or other Representative of Seller, except where such proprietary data may already be known or may be used by the Allowed Businesses. In addition, Seller shall use its commercially reasonable efforts to cause its Representatives, not to make use of, divulge or otherwise disclose, directly or indirectly, to persons, any confidential information concerning the Outsourcing Business and which may have been learned in any such capacity.

(b)       Until February 29, 2008, the Company shall not, and shall use its commercially reasonable efforts to cause its Representatives not to, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any intellectual or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Outsourcing Business that the Company or any Representative may have learned as an employee, officer, director, manager, member or other Representative of the Company. In addition, the Company shall use its commercially reasonable efforts to cause its Representatives, not to make use of, divulge or otherwise disclose, directly or indirectly, to persons, any confidential information concerning the Outsourcing Business and which may have been learned in any such capacity.

5.	INDEMNIFICATION

5.1      Survival of Representations. All of the representations and warranties of the Company and Seller contained in this Agreement shall have been accurate as of the date of the Closing Date, and all such representations and warranties shall survive the Closing Date for a period of one year, measured from the Closing Date.

5.2      Indemnification.

(a)       The Company shall indemnify and hold harmless Seller and its officers, directors, agents, employees and affiliates, each person who controls or Seller (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each such Person, a “Control Person”) and the officers, directors, agents, employees and affiliates of each such Control Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of, or relating to, a breach or breaches of any representation, warranty, covenant or agreement by the Company under this Agreement.

(b)       Seller shall indemnify and hold harmless the Company, its officers, directors, agents and employees, each Control Person and the officers, directors, agents and employees of each Control Person, to the fullest extent permitted by application law, from and against any and all Losses, as incurred, arising out of, or relating to, a breach or breaches of any representation, warranty, covenant or agreement by Seller under this Agreement.

5.3      Conduct of Indemnification Proceedings. If any proceeding shall be brought or asserted against any person entitled to indemnity (each a “Proceeding”) hereunder (an “Indemnified Party”), such Indemnified Party promptly shall notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of the claim against the Indemnified Party but will retain the right to control the overall Proceedings out of which the claim arose and such counsel employed by the Indemnified Party shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party to which the Indemnified Party is entitled hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) business days of written notice thereof to the Indemnifying Party.

No right of indemnification under this Section shall be available as to a particular Indemnified Party if there is a non-appealable final judicial determination that such Losses arise solely out of the negligence or bad faith of such Indemnified Party in performing the obligations of such Indemnified Party under this Agreement or a breach by such Indemnified Party of its obligations under this Agreement.

5.4      Limitations on Indemnity. Neither seller nor the Company, on the other hand, shall have aggregate liability for Losses arising under this Agreement or any instrument delivered hereunder in excess of US$4,250,000 and any aggregate liability of Seller shall be resolved through the return of the IAO Common Stock. In the event the IAO Common Stock is valued less than US$4,250,000 on the date of the settlement of Losses, Seller shall have no further obligation to the Company.

5.5      Exclusivity. The indemnity and contribution agreements contained in this Section 5 are the exclusive remedy that the Indemnified Parties may have to the Indemnifying Parties.

6.	MISCELLANEOUS

6.1      Remedies Cumulative; Remedies Not Waived. Except as provided in Section 5.5, no remedy herein conferred upon the parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the parties, nor any delay on the part of the parties in exercising any rights hereunder, shall operate as a waiver of any of the rights of any of the parties, either individually or in the aggregate.

6.2      Waiver and Amendment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. This Agreement shall not be changed, modified or amended except by a writing signed by the parties hereto.

6.3      Assignability. Neither party may assign or transfer this Agreement or its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

6.4      Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), transmitted by telecopy, or delivered by hand, by messenger or by a recognized overnight delivery service, addressed as follows, or to such other address as such party may have from time to time furnished to the other party in writing:

If to the Company:	IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

Fax: 1-415-946-8801

If to Seller:	CEO, LINC Media, Inc.

Minami Aoyama First Building, 10F

7-8-1 Minami-Aoyama, Minato-ku

Tokyo, Japan 107-0062

Fax: 011-81-3-3499-3109

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) business days after dispatch, (ii) if transmitted by telecopy, on the business day of confirmed receipt by the addressee thereof, and (iii) if delivered in person or by overnight courier, on the business day delivered.

6.5      Expenses. Each party shall pay its expenses, including attorneys fees, in connection with this Agreement and the transaction contemplated hereby.

6.6      Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but all such counterparts shall together constitute but one and the same instrument.

6.7      Headings; Construction. The headings of the several sections, divisions or subsections of this Agreement shall not be construed to constitute any part or to affect the meaning of any such sections, divisions or subsections. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption of burden of proof shall arise favoring or not favoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.8      Severability. If any provision of this Agreement or portion of any provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

6.9      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Newark, Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Newark, Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.10    Arbitration. The parties shall use their best efforts to settle all disputes between them arising out of or relating to this Agreement by engaging in good faith discussions at the written request of either party. In the event that any such dispute cannot be resolved by good faith discussions within a period of sixty (60) days after such notice has been given, such dispute shall be subject to non binding arbitration in Tokyo, Japan, before a single arbitrator fluent in the English language in accordance with the rules then in effect of the Japan Commercial Arbitration Association. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses, including attorneys’ fees, expert fees, court costs and the like incurred in connection therewith. Notwithstanding the foregoing, either party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or decree for specific performance should attempts at arbitration prove unsuccessful.

6.11    Compliance Required. The obligations of each of the parties arising pursuant to this Agreement shall be expressly conditioned upon the full compliance by the other party hereto with the terms set forth herein and in the ancillary agreements referenced herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

THE COMPANY:

IA Global, Inc.

By: /s/ Derek Schneideman

Name: Derek Schneideman

Title: Chief Executive Officer

SELLER:

LINC Media, Inc.

By: /s/ Terrie Lloyd

Name: Terrie Lloyd

Title: President

Exhibit A

Promissory Notes

Exhibit B

Performance Agreement

Exhibit C

Assignment and Assumption Agreement

Exhibit D

Outsourcing Business Disclosure Schedule

Section 1.1 (a)	Contract Transfers

The Seller agrees to transfer the following contracts to the Buyer (“Customer Contracts”):

Master Service Agreement, by and between Seller and Citigroup Services Japan, dated as of June 1, 2006 and Addendum dated August 28, 2007, which extended the term to November 30, 2007.

Master Services Agreement, by and between Seller and GE Real Estate, dated as of February 19, 2006, which automatically renewed for one year on February 19, 2007 and which expires February 18, 2008.

Master Services Agreement, by and between Seller and Hu-Friedy Mfg. Co., Inc., dated as of June 1, 2007.

Master Services Agreement, by and between Seller and LPL Japan K.K., dated as of June 1, 2007.

Master Professional Services Agreement, by and between Seller and Nikki Citigroup Services Limited, dated as of July 1, 2005.

Master Services Agreement, by and between Seller and Route to Markets Co. Ltd., dated as of July 17, 2007.

Master Services Agreement, by and between Seller and Zexel Valeo Climate Control Corporation, dated as of February 5, 2005.

Agreement with Barclays Services Japan Ltd dated January 12, 2006.

While the Outsourcing Business will be transferred and sold to Buyer on the Closing Date, in recognition of logistical and customer sensitivity issues, the Buyer agrees that there may be a delay on some Customer and Employee contracts, as provided for in the following schedule:

•

90% of Customer Contracts, including Citigroup contracts, will be transferred to Buyer no later than March 31st, 2008 (“Latest Transfer Date”), and failure to deliver the Customer Contracts by the Latest Transfer Date shall be a breach of this Agreement.

•	All contracts with new customers (versus new contracts with existing customers) signed from December 1st, 2007, will be written and signed in the name of the Buyer.

•	All existing employee contracts will be transferred to Buyer no later than Latest Transfer Date.
•	All new employee contracts from March 1st, 2008 will be written and signed in the name of the Buyer.
•	Seller agrees to make best efforts to effect the transfer of all contracts by the Latest Transfer Date.
•

If there is a Break-up as allowed for in Section 1.8 hereto, those customer and employee contracts written in the name of the Buyer shall automatically transfer to ownership by Seller, with no fees or impediments to Buyer

Section 1.2 (C)	Excluded Contracts
•	Any contracts between Seller and Barclays capital Data Center business may be excluded at Seller’s sole discretion during the period up to March 31, 2008;
•	Any intellectual property derived from the form contract between Seller and Citigroup Services Japan Ltd. Shall be excluded.
Section 2.4	Financial Statements
Section 2.9	Intellectual Property Assets
Schedule 2.10	Assumptions, Guaranties, etc., of Indebtedness of Other Persons

Exhibit E

IAO Disclosure Schedule

Section 3.4	IAO Reports

None.

Section 3.9	IAO Intellectual Property Assets

None.

Exhibit F

Business Objectives Table

IA GLOBAL, INC. INCOME STATEMENT PERIOD ENDING 9/30/08

Company	Acquisition 1- Outsourcing Business
Currency
	Q3 2007/8 (October- December, 2007	Q4 2007/8 (January - March 2008)	Q1 2008/9 (April- June 2008)	Q2 2008/9 (July- September 2008)	2007/8 ANNUAL		FY 2006/7 ANNUAL
	Q3 Forecast	Q4 Forecast	Qt 1 Forecast	Qt 2 Forecast	Forecast		Actual

Net revenue	111,750,000	114,750,000	117,750,000	120,750,000	465,000,000	100.0%	420,312,391	100.0%
Cost of goods sold	86,047,500	88,357,500	90,667,500	92,977,500	358,050,000	77.0%	336,552,607	80.1%
Gross profit (loss)	25,702,500	26,392,500	27,082,500	27,772,500	106,950,000	23.0%	83,759,784	19.9%
Gross profit (loss) %	23.0%	23.0%	23.0%	23.0%		23.0%		19.9%

Operating expenses:
Research and development	—	—	—	—	—	0.0%	—	0.0%
Sales and marketing	—	—	—	—	—	0.0%	—	0.0%
General and administrative	7,500,000	7,500,000	7,500,000	7,500,000	30,000,000	6.5%	28,029,273	6.7%
Amortization of intangibles	—	—	—	—	—	0.0%	—	0.0%
Intercompany charge	—	—	—	—	—	0.0%	—	0.0%
Total expenses	7,500,000	7,500,000	7,500,000	7,500,000	30,000,000	6.5%	28,029,273	6.7%

Operating income (loss)	18,202,500	18,892,500	19,582,500	20,272,500	76,950,000	16.5%	55,730,511	13.3%

Other income (expense):
Interest income	—	—	—	—	—	0.0%	—	0.0%
Loss on sale of	—	—	—	—	—	0.0%	—	0.0%
Other income (expense)	—	—	—	—	—	0.0%	—	0.0%
FX loss	—	—	—	—	—	0.0%	—	0.0%
Total other income (expense)	—	—	—	—	—	0.0%	—	0.0%

Income (loss) before minority interests and income taxes	18,202,500	18,892,500	19,582,500	20,272,500	76,950,000	16.5%	55,730,511	13.3%
Minority interests	—	—	—	—	—	0.0%	—	0.0%

Income (loss) before income taxes	18,202,500	18,892,500	19,582,500	20,272,500	76,950,000	16.5%	55,730,511	13.3%

Income taxes	(8,500,568)	(8,822,798)	(9,145,028)	(9,467,258)	(35,935,650)	-7.7%	(26,026,149)	-6.2%

Net income (loss)	9,701,933	10,069,703	10,437,473	10,805,243	41,014,350	8.8%	29,704,362	7.1%

Depreciation and amortization	—	—	—	—	—	0.0%	—	0.0%
Amortization of intangibles	—	—	—	—	—	0.0%	—	0.0%
EBITDA	18,202,500	18,892,500	19,582,500	20,272,500	76,950,000	16.5%	55,730,511	13.3%

	6,125,000	6,470,000	6,642,500	6,987,500			55,730,511
	46.7%	46.7%	46.7%	46.7%			46.7%
	2,860,375	3,021,490	3,102,048	3,263,163			26,026,149